===============================================================================

                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              IMCO RECYCLING INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              IMCO RECYCLING INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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

                              IMCO Recycling Inc.

Dear Stockholder:

   You are cordially invited to the Annual Meeting of Stockholders of IMCO Recycling Inc. scheduled to be held at the Central Tower at Williams Square, Twenty-Sixth Floor, La Cima Club, 5215 North O'Connor Blvd., Irving, Texas, on Thursday, May 10, 2001, commencing at 9:00 A.M., Central Daylight Savings Time. Your Board of Directors and management look forward to greeting those stockholders able to attend in person.

   At the meeting, you will be asked to elect two directors to serve until the 2004 Annual Meeting of Stockholders. Your Board of Directors has unanimously nominated these persons for election as directors. You are also being asked to ratify the appointment of Ernst & Young LLP as the Corporation's independent accountants for 2001. Information concerning the Board nominees and the proposal regarding the Corporation's independent accountants, as well as other important information, is contained in the accompanying proxy statement which you are urged to read carefully.

   Whether or not you plan to attend in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Corporation will be able to avoid the expense of further solicitation.

   On behalf of IMCO's Board of Directors and employees, thank you for your cooperation and continued support.

                                          Sincerely,

                                          Don V. Ingram
                                          Chairman of the Board

April 9, 2001

                              IMCO RECYCLING INC.
                     5215 North O'Connor Blvd., Suite 1500
                        Central Tower at Williams Square
                              Irving, Texas 75039

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 10, 2001

                             ---------------------

To the Stockholders of
 IMCO Recycling Inc.

   The 2001 Annual Meeting of Stockholders of IMCO Recycling Inc. (the "Corporation") will be held at the Central Tower at Williams Square, Twenty-Sixth Floor, La Cima Club, 5215 North O'Connor Blvd., Irving, Texas, on Thursday, May 10, 2001, at 9:00 A.M., Central Daylight Savings Time, for the following purposes:

  1. To elect two Class I directors to hold office until the 2004 Annual Meeting of Stockholders.

  2. To consider and ratify the appointment of Ernst & Young LLP as the Corporation's independent accountants for 2001.

  3. To transact any other business which properly may be brought before the meeting and any adjournment thereof.

   Only holders of record of the Corporation's Common Stock at the close of business on March 16, 2001 are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders of record will be open to the examination of any stockholder at the Corporation's principal executive offices at 5215 North O'Connor Blvd., Suite 1500, Central Tower at Williams Square, Irving, Texas for a period of ten days before the meeting. The meeting may be adjourned from time to time without notice other than by announcement at the meeting.

   Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy and return it in the envelope provided. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be signed and returned to ensure that all of your shares will be voted. The proxy card should be signed by you exactly as your stock is registered. If you have already signed and returned your proxy, you may revoke it at any time prior to the meeting, and if you are present at the meeting, you may withdraw it and vote in person. Attendance at the annual meeting is limited to stockholders, their proxies and invited guests of the Corporation.

   This Notice, the accompanying Proxy Statement and the enclosed Proxy are sent to you by order of the Board of Directors of the Corporation.

                                          Paul V. Dufour
                                          Secretary

Irving, Texas
April 9, 2001

                              IMCO RECYCLING INC.
                     5215 North O'Connor Blvd., Suite 1500
                        Central Tower at Williams Square
                              Irving, Texas 75039

                             ---------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 10, 2001

                             ---------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

   The Board of Directors of the Corporation is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held in Irving, Texas on May 10, 2001 and at any adjournment of the meeting. The Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 9, 2001.

   This proxy solicitation is intended to give stockholders the opportunity to vote on the matters set forth in the accompanying Notice of Annual Meeting. The proxy permits stockholders to withhold voting for any or all nominees for election to the Corporation's Board of Directors and to abstain from voting on any other specified proposal if the stockholder chooses.

   All holders of record of shares of the Corporation's Common Stock at the close of business on March 16, 2001 (the Record Date) are entitled to notice of and to vote at the meeting. On the Record Date, the Corporation had outstanding 15,924,513 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to come before the meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, so long as a quorum is constituted, is required for the election of directors. Approval of other proposals discussed in this Proxy Statement requires the affirmative vote of a majority of the votes cast by the stockholders represented at the Annual Meeting, assuming a quorum is constituted.

   With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Under the rules of the New York Stock Exchange (NYSE), brokers who hold shares in street names for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors and the proposal to ratify the appointment of the auditors. Under Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the proposal to ratify the appointment of the auditors.

   A stockholder has the unconditional right to revoke his or her proxy at any time before it is voted. Any proxy given may be revoked either by a written notice signed and delivered to the Secretary of the Corporation prior to the exercise of the proxy, by signing a subsequent proxy or by voting in person at the meeting (although simply attending the Annual Meeting without signing a ballot or signing a subsequent proxy will not revoke a proxy). Where a stockholder's signed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted (i) FOR the nominees for director identified below; and
(ii) FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent accountants for 2001.

                              2002 ANNUAL MEETING

   The Board intends to hold the Corporation's next Annual Meeting of Stockholders on or about May 8, 2002. A Proxy Statement and Notice of this meeting will be mailed to all stockholders approximately one month prior to that date. In order to be eligible for inclusion in the Corporation's proxy statement for the 2002 Annual Meeting of Stockholders, a proposal of a stockholder must be received by the Corporation at its principal executive offices in Irving, Texas, by December 8, 2001. All stockholder proposals of this nature must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934 (the Exchange Act).

   In addition, in order for a stockholder proposal to be raised from the floor during next year's annual meeting, written notice about that proposal must be received by the Corporation by no later than December 8, 2001 and must contain the necessary information required by the Corporation's bylaws. In order for a stockholder to make a director nomination at an annual meeting, it is necessary to notify the Corporation not fewer than 120 days in advance of the date specified in the Proxy Statement for this year's Annual Meeting. Thus, since April 9, 2001 is specified as the mailing date in this year's Proxy Statement, in order for any nomination notice to be timely for next year's annual meeting, it must be received by the Corporation not later than December 8, 2001 (that is, 120 days prior to April 9). Also, the notice must meet all the other requirements contained in the Corporation's bylaws for nominating directors. If you would like a copy of the relevant bylaw provisions containing the requirements for making stockholder proposals and nominating director candidates, please contact the Corporation's corporate secretary at the executive headquarters of the Corporation. Also, under "Meetings of Directors and Committees--Committee on Directors" you can find information about suggestions for nominations to the Board of Directors.

                       VOTING AND PRINCIPAL STOCKHOLDERS

   At the Record Date, there were outstanding 15,924,513 shares of Common Stock which were held of record by 452 stockholders. The holders of the Common Stock have no appraisal or similar rights with respect to any of the matters being voted on at the Annual Meeting.

   The following table sets forth as of March 16, 2001, certain information with regard to the beneficial ownership of Common Stock by (i) all persons known by the Corporation to be the beneficial owner of more than 5% of the outstanding Common Stock of the Corporation; (ii) each director and nominee for director of the Corporation (see "Election of Directors"); (iii) each named executive officer of the Corporation; and (iv) all executive officers and directors as a group.

                            Number        Shares Underlying    Total    Percent
         Name of              Of         Options Exercisable Beneficial   of
    Beneficial Owner       Shares(1)       Within 60 Days    Ownership   Class
    ----------------       ---------     ------------------- ---------- -------
Don V. Ingram............  1,661,710 (2)        494,786      2,156,496   13.1%
 2200 Ross Ave., Suite
  4500-E
 L.B. 170
 Dallas, Texas 75201
William Warshauer........  1,135,743 (3)          7,148      1,142,891    7.2%
 80 Lane 530A Lake James
 Fremont, Indiana 46737
Dimensional Fund Advisors
 Inc.....................  1,308,700 (4)            -0-      1,308,700    8.2%
 1299 Ocean Avenue, 11th
  Floor
 Santa Monica, California
  90401
Eagle Asset Management,
 Inc.....................    919,330 (5)            -0-        919,330    5.8%
 880 Carillion Parkway
 St. Petersburg, Florida
  33716
Steve Bartlett (6).......      7,425              3,779         11,204      *
John J. Fleming..........     26,146             13,217         39,363      *
John E. Grimes...........        -0-                -0-            -0-      *
Jeb Hensarling...........      8,195              2,767         10,962      *
Don Navarro..............      5,678             33,217         38,895      *
Hugh G. Robinson.........      1,625              1,148          2,773      *
Paul V. Dufour...........    321,301 (7)        272,800        594,101    3.7%
Richard L. Kerr..........    176,573 (8)        233,800        410,373    2.5%
Denis W. Ray.............      7,636             31,667         39,303      *
M. Russ Robinson.........     52,243 (9)        281,250 (10)   333,493    2.1%
All Executive Officers
 and Directors as a group
 (15 persons, including
 those individuals named
 above)..................  3,562,259          1,645,872 (11) 5,208,131   29.6%

--------
 *Less than 1%
 (1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Includes shares of Common Stock held by wives and minor children of such persons and corporations in which such persons hold a controlling interest.
 (2) Represents 1,421,569 shares owned by Mr. Ingram directly, including 400,000 shares of restricted stock, 78,141 shares owned by Mr. Ingram's wife and 162,000 shares held by trusts and custodial accounts created for the benefit of Mr. Ingram's children and relatives (of which Mr. Ingram is trustee or custodian). Substantially all of these shares, except the restricted stock, have been pledged or are held in margin maintenance accounts.

 (3) Represents 16,954 shares owned by Mr. Warshauer directly, 16,129 shares owned by Mr. Warshauer's wife and 1,102,660 shares owned by a limited partnership in which both Mr. Warshauer and his wife own a 50% partnership interest. Of these shares, 90,000 shares are held in an escrow fund and subject to return to the Corporation under certain conditions pursuant to an Escrow Agreement by and among Mr. Warshauer, his wife and the Corporation, entered into in connection with the Corporation's acquisition of Alchem Aluminum, Inc. in 1997.
 (4) Information with respect to beneficial ownership of shares of Common Stock by Dimensional Fund Advisors Inc. is based solely upon the report of Dimensional Fund Advisors Inc. on Schedule 13G dated February 2, 2001 as filed with the SEC.
 (5) Information with respect to beneficial ownership of shares of Common Stock by Eagle Asset Management, Inc. is based solely upon the latest report of Eagle Asset Management, Inc. on Schedule 13G dated January 5, 2001 as filed with the SEC.
 (6) Mr. Bartlett is not standing for reelection as a director at the 2001 Annual Meeting of Stockholders.
 (7) Includes 160,000 shares of restricted stock.
 (8) Includes 90,000 shares of restricted stock.
 (9) Represents 47,443 shares owned by Mr. Robinson directly and 4,800 shares held by trusts created for the benefit of Mr. Robinson's children. Of the shares owned by Mr. Robinson, 47,502 shares are held in an escrow fund and subject to return to the Corporation under certain conditions pursuant to an Escrow Agreement between Mr. Robinson and the Corporation, entered into in connection with the Corporation's acquisition of U.S. Zinc Corporation in 1998.
(10) Represents vested shares subject to a warrant granted to Mr. Robinson by the Company in connection with the Company's acquisition of U.S. Zinc Corporation in 1998. The exercise price under this Warrant is $19.04 per share.
(11) Represents outstanding options under the Corporation's stock option plans granted to officers and directors of the Corporation which are exercisable within 60 days of March 16, 2001.

                             ELECTION OF DIRECTORS

General

   The Certificate of Incorporation of the Corporation provides that the number of directors that constitute the whole Board of Directors shall be fixed from time to time exclusively by the Board of Directors (but not to less than three) and that the directors will be divided into three classes as nearly equal in number as possible. The term of office of the Class I Directors expires at the Annual Meeting of Stockholders to be held on May 10, 2001, the term of office of the Class III Directors expires at the 2002 Annual Meeting of Stockholders and the term of office of the Class II Directors expires at the 2003 Annual Meeting of Stockholders.

   The persons named in the proxy will vote for Don V. Ingram and John E. Grimes as nominees for election as Class I Directors except where authority has been withheld as to a particular nominee or as to both nominees. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If either nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority for any substitute nominee designated by the Board.

Directors and Nominees for Election to the Board of Directors

 NOMINEES

 Class I Directors.

     Name                                                                    Age
     ----                                                                    ---
     Don V. Ingram..........................................................  65
     John E. Grimes.........................................................  60

   Don V. Ingram has served as a director since 1988. He was elected chief executive officer of the Corporation in February 1997 and has served as Chairman of the Board of the Corporation since 1994. Mr. Ingram played the major role in the Corporation's formation in 1986. Mr. Ingram has been owner and President since 1984 of Summit Partners Management Co., a private investment management company in Dallas. Mr. Ingram is also a director of TransAtlantic Petroleum Corp. and GRT Corporation.

   John E. Grimes retired in July 2000 from his position as President and General Manager of the Dallas/Fort Worth subsidiary of Enterprise Rent A Car, a national rental car company for which he served in various positions since 1971.

 DIRECTORS CONTINUING IN OFFICE

 Class III Directors; Present Term Expires 2002.

     Name                                                                    Age
     ----                                                                    ---
     Hugh G. Robinson.......................................................  68
     William Warshauer......................................................  68

   Hugh G. Robinson has served as a director since 1999. He is Chairman and Chief Executive Officer of The Tetra Group, Inc., a construction management firm located in Dallas, Texas. He has held that position since 1989. Prior to then, Mr. Robinson was President of Cityplace Development Corporation, a real estate development subsidiary of the Southland Corporation. Mr. Robinson is a former Chairman and Board member of the Federal Reserve Bank of Dallas. Mr. Robinson served as an officer in the United States Army, retiring with the rank of Major General. He is currently a member of the Boards of Directors of A.H. Belo Corporation, Guaranty Federal Savings Bank and Circuit City Stores, Inc., and is on the Advisory Board of TXU Electric Co.

   William Warshauer has served as a director since 1999. He was the Chief Executive Officer of Alchem Aluminum, Inc., a secondary specification aluminum alloying firm that he founded in 1970. Alchem primarily serves the automotive market from its facilities located in Coldwater and Saginaw, Michigan. In November 1997 the Corporation purchased all of the outstanding capital stock of Alchem. Mr. Warshauer also serves as a director of North American Capacitor Co.

 Class II Directors; Present Term Expires 2003.

     Name                                                                    Age
     ----                                                                    ---
     John J. Fleming........................................................  61
     Jeb Hensarling.........................................................  43
     Don Navarro............................................................  56

   John J. Fleming has served as a director since 1989. Mr. Fleming serves as chairman, president and chief executive officer of Bonanza Energy Ltd., a private energy and investment company. Mr. Fleming also serves as a director of TransAtlantic Petroleum Corp., Newfoundland Capital Corporation, CHC Helicopter Corporation, Southwestern Gold Corporation, Aurora Platinum Corporation and Roseland Resources Ltd.

   Jeb Hensarling has served as a director since 1998. He is a principal and owner of San Jacinto Ventures, LLC, a communication and media relations consulting firm located in Dallas, Texas. From 1999 until 2001 he also served as Vice President of Green Mountain Energy Company, America's largest "green" energy company. Mr. Hensarling served from 1993 to 1995 as vice president of Maverick Capital, an investment management firm, and as executive director of the National Republican Senatorial Committee. Mr. Hensarling managed U.S. Senator Phil Gramm's 1990 Reelection Campaign.

   Don Navarro has served as a director since 1986. Mr. Navarro is the owner and president of Don Navarro Company, a company which provides business and management services to public and private companies, specializing in assisting organizations to develop, refine and implement strategic plans.

   The Board recommends that stockholders vote FOR Don V. Ingram and John E. Grimes as nominees for election as Class I Directors at the Annual Meeting of Stockholders.

                      MEETINGS OF DIRECTORS AND COMMITTEES

   Board Meetings. The Board held a total of six meetings in 2000. Each director attended at least 75% of the meetings of the full Board and the committees of which he was a member held during 2000. The Board has established four standing committees to assist it in the discharge of its responsibilities. In addition, the Board has created an Executive Compensation Subcommittee within the Compensation Committee.

   Audit Committee. The Audit Committee reviews the professional services provided by the Corporation's independent accountants and the independence of that firm from management of the Corporation. This Committee also reviews the scope of the audit coverage, the annual and quarterly financial statements of the Corporation, the adequacy of the Corporation's internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Corporation as it may find appropriate or as have been brought to its attention. The Audit Committee Charter adopted by the Board in May 2000 is attached to this Proxy Statement as Appendix "A." This Committee held six meetings in 2000. The members of the Audit Committee are Mr. Fleming, Chairman, Mr. Hensarling and Mr. Robinson.

   Compensation Committee. The Compensation Committee reviews and recommends the amount and form of compensation and benefits payable to all officers, advises and consults with management regarding the benefit plans and compensation policies and practices of the Corporation and administers the Corporation's stock option, incentive and bonus plans (except with respect to matters entrusted to the Executive Compensation Subcommittee, as described below). This Committee held eight meetings in 2000. The members of the Compensation Committee are Mr. Navarro, Chairman and Mr. Hensarling and Mr. Bartlett.

   The Executive Compensation Subcommittee was formed during 1997 to succeed to certain functions previously reserved to the Compensation Committee. The Executive Compensation Subcommittee's principal responsibility is to review and advise the Board with respect to performance-based compensation of corporate officers who are, or who are likely to become, the subject of Section 162(m) of the Internal Revenue Code (which limits the deductibility of compensation in excess of $1,000,000 paid to a corporation's chief executive and four other most highly compensated executive officers, unless certain conditions are met), and equity awards to corporate officers and directors who are subject to
Section 16 of the Exchange Act. The Subcommittee held three meetings in 2000. The members of the Subcommittee are Messrs. Hensarling (Chairman) and Bartlett.

   Environmental Committee. The Environmental Committee was established for the purposes of providing oversight and reviewing, reporting on and making recommendations to the Board regarding the Corporation's policies concerning environmental, health and safety matters affecting the Corporation. This Committee held three meetings in 2000. The members of the Environmental Committee are Mr. Warshauer, Chairman, Mr. Bartlett and Mr. Robinson.

   Committee on Directors. The Committee on Directors was established for the purpose of recommending to the Board nominees for election or reelection as director and to recommend policies regarding certain Board governance issues. While the Committee on Directors normally is able to identify from its own resources an ample number of qualified candidates, it will consider stockholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. These suggestions must be sent in writing to the Secretary of the Corporation at the Corporation's principal executive offices, and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee to the consideration of his or her name by the Committee on Directors. Additionally, there must be no legal impediments to the nominee serving as a director. However, the selection of nominees is solely within the discretion of the Board of Directors. The Committee on Directors held two meetings in 2000. The members of the Committee on Directors are Mr. Navarro, Chairman, Mr. Fleming and Mr. Ingram.

                     AUDIT COMMITTEE REPORT TO STOCKHOLDERS

   This Audit Committee Report to Stockholders is not "soliciting material" and is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Corporation under the Securities Act of 1933 (the Securities Act) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

   The Audit Committee is composed of three independent directors appointed by the Board of Directors and operates under a written charter adopted by the Board (see Appendix "A" to this Proxy Statement.) The members of the Audit Committee are John J. Fleming (Chairman of the Committee), Jeb Hensarling and Hugh G. Robinson. The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Corporation's independent accountants.

   Management is responsible for the Corporation's internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with the Corporation's legal and ethics programs. The Corporation's independent accountants, Ernst & Young LLP, are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and for the issuance of a report thereon. The Audit Committee's responsibility is to monitor these processes and report its findings to the full Board.

   In this context, the Audit Committee has met and held discussions, both separately and jointly, with management, the Corporation's internal auditors and Ernst & Young. Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   Ernst & Young also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Ernst & Young their independence from the Corporation and its related entities.

   Based on the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the SEC.

   Respectfully submitted by the members of the Audit Committee of the Board of Directors.

                                          John J. Fleming (Chairman)
                                          Jeb Hensarling
                                          Hugh G. Robinson

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

   The Compensation Committee of the Board of Directors of the Corporation (the Committee) has furnished the following report on executive compensation. The Committee report documents the components of the Corporation's executive officer compensation programs and describes the compensation philosophy on which 2000 compensation determinations were made by the Committee with respect to the executive officers of the Corporation, including the Chief Executive Officer and the four other executive officers that are named in the Summary Compensation Table in this Proxy Statement (the Named Executive Officers). Because certain of the functions of the Committee have been transferred to the Executive Compensation Subcommittee (the Subcommittee), the Subcommittee joins in this report. The Subcommittee was established in 1997 to address all issues before the Committee that require decisions by directors who qualify as outside directors under Section 162(m) of the Internal Revenue Code, and as non-employee directors under Section 16(b) of the Exchange Act.

Compensation Philosophy and Overall Objectives of Executive Compensation
Programs

   It is the philosophy of the Corporation to ensure that executive compensation be directly linked to continuous improvements in corporate performance and increases in stockholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

  . Provide a competitive total executive compensation package that enables the Corporation to attract and retain key executives.

  . Integrate all pay programs with the Corporation's annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives.

  . Provide variable compensation opportunities that are directly linked with the performance of the Corporation.

   In 2000 the Committee engaged PricewaterhouseCoopers LLP ("PwC") to serve as the Committee's independent consultant and assist the Committee in its deliberations in determining 2000 compensation awards.

Cash Compensation

   Cash compensation components included base salary and the Corporation's Annual Incentive Compensation Plan (the "Incentive Plan") awards. The base salary of each of the Named Executive Officers is determined by an evaluation of the responsibilities of that position and by comparison to the average level of salaries paid in the competitive market in which the Corporation competes for comparable executive ability and experience. Annually, the performance of each Named Executive Officer is reviewed by the Subcommittee and, in the case of the other executive officers, by the Chief Executive Officer, taking into account the Corporation's operating and financial results for that year, the contribution of each executive officer to these results, the achievement of goals established for each executive officer at the beginning of each year and competitive salary levels for persons in those positions in the markets in which the Corporation competes. To assist in its deliberations, the Committee is advised by PwC in compiling comparable salary and incentive compensation information for a number of representative companies in the industry. Following its review of the performance of the Named Executive Officers, the Subcommittee reports their recommendations for salaries and incentive awards to the Board of Directors.

   The Corporation implemented its Incentive Plan in 1999. The Committee believes the Incentive Plan should be the principal short-term incentive plan for providing cash bonus opportunities for the Corporation's executives contingent upon profitability of operating results. The Incentive Plan corporate financial targets for 2000 were return on net assets (RONA) compared to the Corporation's peer group and budgeted earnings before interest, taxes, depreciation and amortization (EBITDA).

   The Corporation did not meet the predetermined Incentive Plan target goals for 2000, and consequently there were no annual base salary increases or Incentive Plan compensation awards for the Named Executive

Officers. In December 2000, the Committee approved fiscal 2001 EBITDA and RONA target goals. The Committee will continue to review and modify the performance goals for the Incentive Plan as necessary to ensure reasonableness, achievability and consistency with overall Corporation objectives and expectations.

Long Term Incentives

   The Committee believes that it is essential to align the interests of the Corporation's executive officers and other key management personnel responsible for the growth of the Corporation with the interests of the Corporation's stockholders. The Committee believes that this is best accomplished through the provision of stock-based and cash-based long-term incentives that align themselves to enhancing the Corporation's value. In 2000 the Board adopted, and the stockholders approved, the IMCO Recycling Inc. Performance Share Unit Plan. A total of 80,000 performance share units were awarded to the Named Executive Officers in 2000 for the three-year performance period ending December 31, 2002.

   In addition, during 2000 the Committee recommended, and the Board approved, the IMCO Recycling Inc. 2000 Restricted Stock Plan, which provides the Committee and the Board the flexibility to grant awards of restricted stock of up to 300,000 total shares to key employees as an alternative to stock option grants. No awards under this plan have been made to date. However, during 2000 and early 2001, the Compensation Committee recommended, and the Board approved, grants of contractual restricted stock awards to Messrs. Ingram, Dufour and Kerr of a total of 650,000 shares of restricted stock, under employment agreements with each of these individuals.

   The Committee will continue to review long-term incentives and make recommendations, where it deems appropriate, to the Board of Directors from time to time, to assure that the Named Executive Officers and other key employees are appropriately motivated and rewarded based on the long-term financial success of the Corporation.

Chief Executive Officer Compensation

   In determining the compensation of Don V. Ingram, the Chairman and Chief Executive Officer, the Subcommittee considered the Corporation's operating and financial results for 2000, evaluated Mr. Ingram's individual performance and contribution to those results and considered the compensation range for other chief executive officers of companies in the industry. Based on that review and assessment, there was no change to Mr. Ingram's base salary of $525,000 per year, and Mr. Ingram received no awards under the Incentive Plan.

   Mr. Ingram was awarded 41,650 performance share units under the Performance Share Unit Plan. The value of this award, if any, will be based on the achievement of performance goals established for the three-year period ending December 31, 2002. Mr. Ingram was not awarded any stock option grants during 2000. In connection with his entering into an employment agreement with the Corporation during 2000, Mr. Ingram received an award of 400,000 restricted shares of Common Stock.

Section 162(m) of the Internal Revenue Code

   Section 162(m) of the Internal Revenue Code disallows a corporation's tax deduction for compensation paid to its chief executive officer and its named executive officers in excess of $1,000,000 per person. Performance-based compensation and certain other compensation are not subject to this deduction limitation. Neither the Corporation's Chief Executive Officer nor any of its Named Executive Officers received compensation in excess of this limitation in 2000. The Corporation reviews its compensation plans to minimize potential adverse effects of this legislation. The Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation as performance-based. However, the Board, the Committee and the Subcommittee reserve the authority to award non-deductible compensation under circumstances they consider appropriate.

Summary

   As a result of the concepts incorporated into the Corporation's compensation program, the Committee believes that the total compensation program for executive officers is competitive with the compensation programs provided by other corporations with which the Corporation competes, emulates programs of high-performing companies and will serve the best interests of the stockholders of the Corporation. The Committee also believes this program design will provide opportunities to participants that are consistent with the expectations of the Board of Directors and with returns that are generated on the behalf of the Corporation's stockholders.

Compensation Committee

 Compensation Committee Members:

   Don Navarro, Chairman     Steve Bartlett      Jeb
Hensarling

 Executive Compensation Subcommittee Members:

   Jeb Hensarling, Chairman  Steve Bartlett

   The Compensation Committee Report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee Interlocks and Insider Participation

   During 2000, the Corporation paid Don Navarro Company, a firm owned by Mr. Don Navarro, $135,000 for representing the Corporation regarding potential business opportunities for the Corporation and in connection with several collection matters that required the expertise of Mr. Navarro's firm. Other than the foregoing, the Corporation has no interlocking relationships or other transactions involving any of its Compensation Committee members that are required to be reported under this heading by SEC rules, and no current or former officer of the Corporation serves on the Compensation Committee.

                         STOCK PRICE PERFORMANCE GRAPH

   The following performance graph compares the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock (as measured by dividing: (i) the sum of (A) the cumulative dividends for the measurement period and (B) the difference between the Common Stock share price at the end and the beginning of the measurement period by (ii) the Common Stock share price at the beginning of the measurement period) with the cumulative total return assuming reinvestment of dividends of (1) The Standard and Poor's 500 Index, (2) The Standard and Poor's Small Cap 600 Index (which includes the Corporation) and (3) an index of peer companies selected by the Corporation consisting of: Wellman Inc. and EnviroSource Inc. The Corporation considers itself a part of the resource recovery industry, along with the other companies in the peer index.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG IMCO RECYCLING INC., THE S & P 500 INDEX,
                 THE S & P SMALLCAP 600 INDEX AND A PEER GROUP

          Label       A                B              C               D
Label   Date    IMCO RECYCLING     PEER GROUP     S & P 500     S & P SMALL LC
    1   12/95           100.00         100.00        100.00             100.00
    2   12/96            60.34          78.24        122.96             121.32
    3   12/97            67.02          90.14        163.98             152.36
    4   12/98            65.34          43.81        210.84             156.52
    5   12/99            54.33          75.82        255.22             175.93
    6   12/00            23.74          58.55        231.98             196.69

* $100 invested on 12/31/95 in stock or index--including reinvestment of dividends. Fiscal year ending December 31.

   The foregoing graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

                     REMUNERATION OF DIRECTORS AND OFFICERS

Summary of Cash and Certain Other Compensation

   The following table provides certain summary information concerning compensation paid or accrued by the Corporation to or on behalf of the Corporation's chief executive officer and each of the other four most highly compensated executive officers of the Corporation and its subsidiaries determined as of the end of the last fiscal year (the Named Executive Officers) for the fiscal years ended December 31, 2000, 1999, and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                         Annual Compensation                   Compensation Awards
                                  --------------------------------------  -------------------------------
                                                                           Restricted       Securities
         Name and                                           Other annual     Stock          underlying       All other
    Principal Position       Year  Salary     Bonus(1)(2)   compensation  Award(s) ($)   Options/SARs (#) Compensation(4)
    ------------------       ---- --------    -----------   ------------  ------------   ---------------- ---------------
D.V. Ingram................  2000 $525,000          --             --      $2,125,000(3)         --           $44,954
Chief Executive Officer      1999 $495,000     $309,210            --             --          25,000          $48,775
                             1998 $361,200     $100,910            --             --         200,000          $55,082

R.L. Kerr..................  2000 $300,000          --        $ 25,900(5)         -- (3)         --           $13,810
Exexcutive Vice President    1999 $288,000     $151,794       $ 12,950(5)         --             --           $22,985
and Chief Operating Officer  1998 $258,000     $ 62,447            --             --          45,000          $22,590

P.V. Dufour................  2000 $292,000          --        $ 30,780(5)    $850,000(3)         --           $13,087
Executive Vice President,    1999 $280,000     $151,794       $ 15,390(5)         --             --           $22,338
Chief Financial Officer and  1998 $242,250     $ 62,427            --             --          45,000          $21,877
 Secretary

D.W. Ray...................  2000 $270,000          --             --             --             --           $12,716
Executive Vice President,    1999 $229,583     $ 87,579            --             --             --           $19,892
Aluminum                     1998 $146,900     $ 50,000       $102,756(6)         --          40,000          $ 8,014

M.R. Robinson..............  2000 $216,000(7)   $90,000(7)         --             --             --           $ 5,250
President, U.S. Zinc         1999 $216,000     $ 90,000            --             --             --           $ 4,463
Corporation                  1998      --           --             --             --             --               --

--------

(1) Amounts represent cash bonus payments made to Named Executive Officers (a) in 2001 and 2000 with respect to fiscal year 2000; (b) in 2000 and 1999 with respect to fiscal year 1999; and (c) in 1999 and 1998 with respect to fiscal year 1998.
(2) Does not include grants of performance share units during 2000. See "Long Term Incentive Plan" below.
(3) Represents restricted stock grants under award agreements in connection with employment agreements entered into with Mr. Ingram and Mr. Dufour during 2000. The Corporation is required to use the closing price of its common stock on the date of the grant of the restricted stock award
    ($5.3125 on the NYSE on October 12, 2000) for valuation purposes under this column. The shares are restricted, cannot be sold or pledged, and are subject to forfeiture during their restriction period under each grant. During the restriction period for each grant, vesting of the shares awarded does not begin until there is a "Change of Control" of the Corporation (as defined in the employment agreements). If the awards are not assumed by the Corporation's successor upon a Change of Control, or if equivalent substitute awards are not granted, then the restricted stock awards vest in full upon the Change of Control. If the awards are assumed or equivalent substitute awards are granted in replacement of the old awards, then the restriction period on the restricted stock awards will continue until the date that is two years after the Change of Control, when they will then fully vest. Dividends do not accrue and are not earned on the shares of restricted stock unless there is a Change of Control. The award agreements provide that upon a Change of Control, all stock options outstanding and held by these executives as of the date of their restricted stock grants and that remain unexercised as of the Change of Control event, will automatically terminate. Based on the last reported sales price on December 29, 2000 of common stock on the NYSE of $5.3125 per share, Mr. Ingram's restricted stock holdings had a value of $2,125,000, and Mr. Dufour's restricted stock holdings had a value of $850,000. On February 1, 2001, Mr. Kerr received a similar restricted stock award from the Corporation of 90,000 shares, subject to the same terms as Mr. Ingram's and Mr. Dufour's awards. Based on the last reported sales price on February 1, 2001 of common stock on the NYSE of $4.39 per share, Mr. Kerr's restricted stock had a value of $395,100. See "--Employment Agreements" below.
(4) Represents compensation paid or accrued pursuant to the Corporation's Retirement Savings Plan and Executive Life and Health Insurance Programs described below.
    Retirement Savings Plan. Executive officers who have served for at least one year are eligible to participate in the Corporation's Retirement Savings Plan, which includes both a profit sharing plan feature and a 401(k) feature.

  The Corporation contributed the following amounts to the Retirement Savings Plan for the accounts of the Named Executive Officers during 2000, 1999 and 1998:

                                                           2000   1999    1998
                                                          ------ ------- -------
     Don V. Ingram....................................... $4,812 $11,091 $11,161
     Richard L. Kerr..................................... $3,909 $13,000 $13,000
     Paul V. Dufour...................................... $5,100 $13,000 $13,000
     Denis W. Ray........................................ $5,100 $11,804     --
     M. Russ Robinson.................................... $5,250 $ 4,463     --

  Executive Life Insurance Programs. The Corporation has entered into split-dollar life insurance agreements with certain of the Named Executive Officers to provide them with death benefits in the following amounts: Mr. Ingram--$3,000,000; Messrs. Kerr and Dufour -- $1,000,000 each; Mr. Ray-- $500,000. The amounts below include the entire dollar amount of the term life portion of each insurance premium and include the present value of the interest-free use of the non-term portion of each premium:

                                                          2000    1999    1998
                                                         ------- ------- -------
     Don V. Ingram...................................... $40,142 $37,664 $43,921
     Richard L. Kerr.................................... $ 9,901 $ 9,985 $ 9,590
     Paul V. Dufour..................................... $ 7,987 $ 9,338 $ 8,877
     Denis W. Ray....................................... $ 7,616 $ 8,088 $ 8,014

(5) Represents interest forgiven under the terms of the Executive Option Exercise Loan Program. See "Option Exercises and Holdings-- Loan Program" below.
(6) Represents reimbursement of moving expenses to Mr. Ray under the Corporation's relocation policy. Mr. Ray is no longer employed by the Corporation.
(7) See "--Employment Agreements" below.

Stock Options

   General. No options were awarded to any of the Named Executive Officers during 2000. The following table provides information with respect to the Named Executive Officers concerning (i) the exercise of options and (ii) unexercised options held as of the end of fiscal 2000 under the Corporation's stock option plans:

    AGGREGATED OPTION EXERCISES IN 2000 AND DECEMBER 31, 2000 OPTION VALUES

                                                              Exercisable                      Unexercisable
                                                   --------------------------------- ---------------------------------
                                                   Number of shares      Value       Number of shares     Value of
                                                      underlying     of unexercised     underlying    unexercised in-
                            Shares                   unexercised      in-the-money     unexercised       the-money
                         acquired on     Value        options at       options at       options at       options at
          Name           exercise (#) realized (1)   12/31/00 (#)   12/31/00 ($) (2)   12/31/00 (#)   12/31/00 ($) (2)
          ----           ------------ ------------ ---------------- ---------------- ---------------- ----------------
D.V. Ingram.............     -0-          -0-          473,120             $0             83,332             $0
R.L.Kerr................     -0-          -0-          233,800            $ 0             15,000            $ 0
P.V. Dufour.............     -0-          -0-          272,800            $ 0             15,000            $ 0
D.W. Ray................     -0-          -0-           26,667            $ 0             13,333            $ 0
M.R. Robinson...........     -0-          -0-              -0-            $ 0                -0-            $ 0

--------
(1) Value realized would be calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.
(2) The last reported sale price of the Common Stock on the NYSE composite tape on December 29, 2000 was $5.3125 per share.

   Loan Program. During 1998, the Corporation, acting through the Compensation Committee, extended loans to certain management employees under the Corporation's Executive Option Exercise Loan Program (the Loan Program). The Loan Program was designed to facilitate these employees' ability to exercise their outstanding options and to pay their federal and state taxes realized upon exercise. All loans under the Loan Program bear interest at the "applicable federal rate," and all loans are secured by the shares purchased with the proceeds of the loan. Each loan matures in five years. Interest on each "Tax Loan" is due and payable annually and at maturity. Interest on each "Exercise Loan" is due and payable at maturity. However, on each anniversary date of an Exercise Loan, if the employee remains employed with the Corporation, 50% of the interest accrued during the most recent year will be forgiven and 50% of the interest not forgiven from the prior year will also be forgiven; all remaining interest will be forgiven on the maturity date.

   On March 1, 2001, loans based upon the terms set forth above were outstanding to two of the Named Executive Officers as follows: (i) Mr. Kerr, $454,390 (Exercise Loan) and $131,784 (Tax Loan), and (ii) Mr. Dufour, $540,000 (Exercise Loan) and $305,822 (Tax Loan). In addition, as of March 1, 2001, the Corporation had an aggregate of (i) $554,290 in Exercise Loans outstanding and
(ii) $167,965 in Tax Loans outstanding to three other executive officers who are not Named Executive Officers.

Long-Term Incentive Plans--Awards in 2000

   In 2000, the Board adopted the IMCO Recycling Inc. Performance Share Unit Plan, which was approved by the Corporation's stockholders at the 2000 annual meeting of stockholders. The following table shows the performance share unit awards granted to the Named Executive Officers in 2000 under the Performance Share Unit Plan.

                                                Estimated Future Payouts under
                                                     Non-Stock Price Plan
                                                -------------------------------
                                Performance or
                    Number of    Other Period
                  Shares, Units      Until
                    or Other      Maturation    Threshold   Target    Maximum
        Name       Rights (#)      or Payout    ($ or #)   ($or #)    ($or #)
        ----      ------------- --------------- --------- ---------- ----------
   D.V. Ingram...    41,650     1/1/00-12/31/02 $249,900  $1,249,500 $3,748,500
   R.L. Kerr.....    14,000     1/1/00-12/31/02 $ 84,000  $  420,000 $1,260,000
   P.V. Dufour...    14,000     1/1/00-12/31/02 $ 84,000  $  420,000 $1,260,000
   D.W. Ray......    10,350     1/1/00-12/31/02 $ 62,100  $  310,500 $  931,500

   The amounts shown above under the Estimated Future Payouts columns are based upon levels of achievement of performance goals designated by the Compensation Committee for fiscal 2000 grants under the Performance Share Unit Plan. Performance goals for these grants are based in part upon the Corporation's return on net assets over the three-year period following date of grant and aggregate earnings before interest, taxes, depreciation and amortization of the Corporation over this period. The target amount will be earned if 100% of the targeted performance goals are achieved. The threshold amount will be earned if 90% of the targeted performance goals are achieved, and the maximum award amount will be earned if 130% of the targeted performance goals are achieved. Based on the Corporation's results of operations for 2000, no accrual for financial accounting purposes has been made for any payout under the Performance Share Unit Plan.

Employment Agreements

   The Corporation entered into an employment agreement with Mr. Ingram effective September 1, 2000. The agreement expires on September 1, 2002, but is automatically renewable for additional one year terms, unless either party provides prior written notice of termination. This agreement provides for an annual base salary to Mr. Ingram to be approved by the Board of Directors, initially at the rate of $525,000 per year. The agreement also provides for Mr. Ingram's participation in the Corporation's Incentive Plan, Performance Share Unit Plan, stock option plans and other benefit plans made available to senior executives.

   If the employment agreement is terminated by the Corporation without cause (as defined in the agreement) prior to a "change in control" (as defined in the agreement), the Corporation will pay Mr. Ingram in a lump sum no later than the termination date an amount equal to two times Mr. Ingram's "base amount" (his average annual compensation includible in his income for the five years preceding his termination, determined by reference to Section 280G of the Internal Revenue Code). If Mr. Ingram resigns for "good reason" (as defined in the agreement) before a change in control, the Corporation will pay to Mr. Ingram an amount equal to two and one-half (2.5) times his base amount, payable in installments over a 23-month period following the termination date.

   If Mr. Ingram is terminated without cause in connection with a change in control, or he resigns for good reason in connection with a change in control, or if he resigns or is terminated within a 30-day period beginning on the first anniversary date of the change in control, the Corporation will pay Mr. Ingram an amount equal to 2.99 times his base amount, calculated as of the termination date. This amount will be payable to him in a lump sum no later than the date of termination, or in the case of a termination without cause, in installments over a 23-month period following the termination date. In other instances, upon resignation Mr. Ingram will be entitled to receive in installments over a 23-month period severance pay in an amount equal to one times his highest annual base salary in effect over the term of the agreement. If he is terminated for cause, but not in connection with a major criminal offense, he will be entitled to severance pay in an amount up to his annual base salary amount in effect as of the termination date, payable in installments over a 23-month period following termination. The Corporation will be obligated to pay cash tax "gross-up" amounts to Mr. Ingram in the event that he becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as the result of a change in control under Section 280G of the Code.

   Under the agreement, Mr. Ingram agreed to certain confidentiality and non-competition obligations and was granted 400,000 shares of restricted stock under a restricted stock award agreement.

   The Corporation entered into similar employment agreements with Mr. Dufour and Mr. Kerr. The date of Mr. Dufour's agreement is September 1, 2000 and Mr. Kerr's is February 1, 2001. Each agreement is for a two-year term, but is automatically renewable for additional one year terms, unless either party provides prior written notice of termination. These agreements provide for annual base salaries to Mr. Dufour of $292,000 and Mr. Kerr of $300,000 and provide for their participation in the Corporation's Incentive Plan, Performance Share Unit Plan, stock option plans and other benefit plans made available to senior executives.

   The overall terms of Messrs. Dufour's and Kerr's employment agreements are similar to Mr. Ingram's, except that the amounts paid to Messrs. Dufour and Kerr upon termination of employment on the same conditions contained in Mr. Ingram's agreement are either the same or less. The Corporation is also obligated to pay cash tax "gross-up" amounts to Mr. Dufour or Mr. Kerr in the event that either of them becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as the result of a change in control under
Section 280G of the Code. The agreements contain certain confidentiality and non-competition obligations on the part of Messrs. Dufour and Kerr. In addition, the agreements provide that Messrs. Dufour and Kerr are to be granted 160,000 and 90,000 shares, respectively, of restricted stock under restricted stock award agreements. See " --Summary of Cash and Certain Other Compensation" and " --Compensation Committee Report on Executive Compensation."

   In connection with the Corporation's acquisition of U.S. Zinc Corporation in 1998, M.Russ Robinson entered into an Employment Agreement with U.S. Zinc. The agreement expires June 30, 2002, but the term may be extended by agreement of the parties. This agreement provides for an annual base salary to Mr. Robinson of $210,000, which may be increased at the discretion of the board of directors of U.S. Zinc. The agreement also provides that Mr. Robinson will receive a $90,000 bonus each year, unless he chooses to participate in the Corporation's Incentive Plan. Mr. Robinson is also entitled to participate in the Corporation's benefit and group insurance plans made generally available to its employees.

   If Mr. Robinson is terminated without cause, or he resigns for "good reason" (as defined in the agreement), the Corporation will pay Mr. Robinson a lump sum amount equal to $90,000 plus the greater of the amount of base salary payable through the expiration date of the agreement or the amount of his annual base salary as in effect on the date of termination. The agreement imposes certain confidentiality and non-competition obligations on Mr. Robinson.

Directors' Compensation

   Retainers. The 1996 Annual Incentive Program had provided that each non-employee director would be granted as a retainer on a quarterly basis (i) a number of shares of Common Stock to be determined from time to time by the Board (the "retainer shares") plus (ii) a cash payment equal to the fair market value of the retainer shares, determined over the five successive trading days prior to the quarterly retainer award date. If a director made an election prior to the beginning of the fiscal quarter, the director could take a total retainer for that quarter equal to twice the number of the retainer shares, in lieu of the cash portion of the quarterly retainer for that quarter. During 2000, the number of shares determined by the Board to constitute the number of retainer shares to be granted each quarter was 250 shares; the aggregate number of shares issued by the Corporation as retainer shares during 2000 was 8,000 and the aggregate cash payments made were $41,156.

   In February 2001, the Board amended these provisions of this plan. Beginning in fiscal 2001, an annual retainer in dollars will be set by the Board for each year. For fiscal 2001, the annual retainer amount is $24,000. The retainer will be paid in four quarterly installments following the annual meeting of stockholders of the Corporation each year. One-half of the retainer will be paid in shares of common stock, and the remaining one-half will be paid, at the election of the director, in either cash or shares of common stock. The directors will make their election on the date of the annual meeting of stockholders of the Corporation. The number of shares to be issued each quarter will be calculated by dividing the amount of the retainer to be paid in stock for that installment by the closing price per share of the common stock as of the close of business on the last trading day of that quarter.

   In addition, each director is entitled to receive $1,000 per Board or committee meeting attended and $250 for telephonic meetings. The Chairmen of the Compensation and Audit Committees are each to receive an annual cash retainer of $4,000. Directors receive no attendance fees for attending committee meetings occurring on the same date as a Board meeting.

   Stock Options. The Corporation's 1992 Stock Option Plan had formerly provided that each non-employee director would automatically be granted on December 15th of each year a nonqualified stock option to purchase that number of shares of Common Stock determined by dividing the aggregate fair market value of the retainer which had been granted to each director by the fair market value per share of common stock on December 15th. On December 15, 2000, under the 1992 Stock Option Plan, each non-employee director was granted an option to purchase 3,773 shares of Common Stock. The exercise price per share with respect to these options is $4.50 (the closing price per share on the NYSE on December 15, 2000).

   This plan was also amended by the Board. Commencing in 2001, each incumbent non-employee director will instead receive a grant of stock options for 4,000 shares of Common Stock on the date of the annual meeting of stockholders of the Corporation for that particular year. The exercise price per share will be equal to the closing price per share on the NYSE on the day the annual meeting is held. For a newly-elected or newly-appointed director, the Corporation will grant him or her a stock option for 8,000 shares effective on the date he or she is initially elected or appointed. The exercise price will be equal to the closing price per share on the NYSE on the date of grant. All options granted will fully vest six months after the date of grant.

Compliance with Section 16(a)

   Section 16(a) of the Exchange Act requires the Corporation's officers, directors and persons who own more than 10% of the Corporation's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms filed by them. Based solely upon the Corporation's review of those forms furnished to it and written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to the Corporation's executive officers, directors and 10% stockholders were complied with during 2000, except that M. Russ Robinson, the President of U.S. Zinc Corporation, did not timely file a Form 4 relating to the sale of 2,000 shares of Common Stock in August 2000.

Certain Transactions

   In May 1999, the Corporation entered into a renewable one-year consulting agreement with William Warshauer. Under the agreement, Mr. Warshauer was engaged as a consultant and advisor to the Corporation in connection with its automotive business strategic planning and market development. The agreement provided that Mr. Warshauer was to be paid $100,000 per year, related out-of-pocket expenses and medical insurance coverage. During 2000, a total of $41,700 was paid to Mr. Warshauer under this agreement, which expired in May 2000.

   The Corporation entered into an agreement effective December 30, 1999 with two of the former stockholders of U.S. Zinc Corporation--M. Russ Robinson, the President of U.S. Zinc, and his brother, Howard Robinson. The agreement conveyed real property and improvements in Chicago, Illinois owned by Midwest Zinc Corporation, a subsidiary of U.S. Zinc, to a limited liability company owned by the Robinsons, in exchange for $10,000 cash and a secured $2,440,000 promissory note. The debt under the note is to mature June 30, 2002, bears interest at a rate of 8% per annum payable in monthly installments, and is secured by a first lien mortgage on the property.

   The Corporation's recorded allocated cost of the property was $2,000,000. The purchase price for the real property was determined by the parties through arms'-length negotiations and a review of sales prices for comparable properties in the area. The Corporation entered into a lease with the purchaser for the continued use of the property through December 31, 2001, at an annual rental cost of $195,000, payable in monthly installments. During 2000, the Corporation paid the purchaser an aggregate of $113,750 in lease payments and related costs under this lease. In addition, until June 30, 2001, the purchaser will have an option to sell the property to Midwest Zinc for $2,440,000, less the outstanding balance owed on the note. Until June 30, 2002, the purchaser also may, under certain circumstances, require Midwest Zinc to repurchase the property for the same amount in the event the purchaser becomes aware of certain environmental liabilities.

   In addition, the Corporation and the Robinsons amended their earn-out agreement entered into in connection with the Corporation's acquisition of U.
S. Zinc in July 1998. The earn-out agreement provides for additional cash payments to the Robinsons if a formula-derived percentage of U.S. Zinc's annual EBITDA exceeds certain specified annual thresholds. Under the amendment, the Corporation increased the 1999 EBITDA threshold by an additional $1,500,000 and increased the threshold for 2001 by an additional $200,000. Any amounts payable under the earn-out agreement to the Robinsons are to be applied against the balance owed on the $2,440,000 note, until the debt has been fully paid. As of December 31, 2000, the balance of outstanding principal and accrued interest on the note, after giving effect to the sums payable for fiscal 2000 under the earnout agreement and credited against the indebtedness, was $587,160.

   See "Compensation Committee Report to Stockholders--Compensation Committee Interlocks and Insider Participation" above.

           PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Board, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as its independent auditors to examine the consolidated financial statements of the Corporation for 2001. Stockholders are being asked to ratify this appointment. The Corporation has been informed that neither Ernst & Young LLP nor any of its partners have any direct financial interest or any material indirect financial interest in the Corporation nor have had any connection during the past three years with the Corporation in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

   If the stockholders fail to ratify this selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Board and the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Corporation.

   The members of the Corporation's Audit Committee are independent, as that term is defined in the rules of the NYSE for listed companies. During fiscal 2000, the Corporation engaged Ernst & Young LLP to provide the following services:

  . Audit Fees--Ernst & Young's fees for the Corporation's 2000 annual audit and review of interim information were $310,000.

  . Financial Information Systems Design and Implementation Fees--No services of this nature were performed by Ernst & Young for the Corporation in 2000.

  . All Other Fees--$43,700 was paid to Ernst & Young for all other services rendered during 2000, including tax related and consulting services.

   The Audit Committee considered the nature of the services rendered and the other non-audit-related services, and did not consider them to be incompatible with the auditors' independence.

   Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

   The Board recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent auditors for 2001.

                                 OTHER MATTERS

   The Corporation will bear all costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, executive officers and employees of the Corporation, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock, and the Corporation will reimburse these brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

   The Board does not know of any business to be presented for consideration at the Annual Meeting other than that stated in the accompanying Notice. It is intended, however, that the persons authorized under the Board's proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

   The Annual Report to Stockholders for the fiscal year ended December 31, 2000, which includes financial statements, accompanies this Proxy Statement. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the annual meeting.

   A copy of the Corporation's annual report on Form 10-K, including financial statements and schedules but not including exhibits, will be furnished to you if you send a written request addressed to IMCO Recycling Inc., Attn: Paul V. Dufour, 5215 N. O'Connor Blvd., Suite 1500, Central Tower at Williams Square, Irving, Texas 75039, telephone (972)-401-7200. The Corporation also will furnish its 10-K annual report to you if you are a "beneficial owner" of Common Stock at no charge if you send a written request, addressed to Mr. Dufour, containing a good faith representation that at the record date you were a beneficial owner of Common Stock of the Corporation entitled to vote at the annual meeting of stockholders to be held May 10, 2001. Copies of any exhibit to the Form 10-K will be furnished upon the payment of a reasonable fee.

   Information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Corporation is based upon information received from the individual directors and officers.

   Please mark, sign, date and return the proxy card at your earliest convenience in the enclosed return envelope. No postage is required if mailed in the United States. A prompt return of your proxy card will be appreciated as it will save the expense of further mailings.

                                          By Order of the Board of Directors

                                          Paul V. Dufour
                                          Secretary

Irving, Texas
April 9, 2001

                                                                      Appendix A

                                    CHARTER
                                     of the
                   Audit Committee of the Board of Directors
                                       of
                              IMCO Recycling Inc.

Objective

   The objective of this charter is to formalize the activities of the Audit Committee and to provide guidelines for its composition and activities. This charter has been created in accordance with the requirements provided by the New York Stock Exchange.

Responsibilities

   The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  . Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

  . Review and appraise the independence and performance of the Company's external auditors.

  . Review and appraise the performance of the Company's internal audit department.

  . Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

Composition and Meetings

   The Audit Committee will be made up of three members. Each member will need to demonstrate that they are financially literate as per the NYSE guidelines. At least one member must have an accounting background or related financial management expertise.

   Members of the Committee shall be independent of management and the Company and will be elected to the Committee by the Board. The Board of Directors will choose a Chairman for the Audit Committee.

   The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chairman shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in an executive session at least annually with management, the director of the internal audit department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

Responsibilities

   In carrying out its responsibilities, the Audit Committee will:

  . Review and recommend to the Board the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

  . Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

  . Review with the independent auditors, the Company's internal auditor, and the financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Committee periodically should review Company policy statements to determine their adherence to the code of conduct.

  . Review the internal and external audit functions of the Company, including the independence and authority of their reporting obligations, the proposed audit plans for the forthcoming year and the coordination of such plans.

  . Receive prior to each meeting a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

  . Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditor's evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

  . Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

  . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel or other consultants for its purpose if, in its judgement, that is appropriate.

   While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company's Code of Conduct.

   This charter shall be reviewed and updated by the Audit Committee on an annual basis.

                                REVOCABLE PROXY

                              IMCO RECYCLING INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoint(s) Don V. Ingram and Paul V. Dufour, or either of them, each with full power of substitution, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of IMCO Recycling Inc. (the "Corporation") to be held on Thursday, May 10, 2001, at the Central Tower at Williams Square, Twenty-Sixth Floor, LaCima Club, 5215 North O'Connor Blvd., Irving, Texas, at 9:00 A.M., Central Daylight Savings Time, and at any and all adjournments and postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows on the reverse side.

   This Proxy will be voted at the Annual Meeting or any adjournments or postponements thereof as specified. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ON THE
REVERSE SIDE AND FOR PROPOSAL 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

                          (Continued on reverse side)

                             FOLD AND DETACH HERE

                                                         Please mark your
                                                         vote as indicated   X
                                                         in this example.  _____


Election of Directors
The election of the following nominees to the Board of Directors as Class I Directors, unless otherwise indicated below.

FOR            AGAINST        (a) Don V. Ingram         (b) John E. Grimes

                              IN THE EVENT THE UNDERSIGNED WISHES TO WITHHOLD
                              AUTHORITY TO VOTE FOR ANY PARTICULAR NOMINEE OR
                              NOMINEES LISTED ABOVE, PLEASE SO INDICATE BY
                              CLEARLY AND NEATLY LINING THROUGH OR STRIKING OUR
____            ____          THE NAME OF ANY SUCH NOMINEE OR NOMINEES.


Proposal to ratify the appointment      3. In their discretion upon such other
of Ernst & Young LLP as the                matters as may properly come before
independent public accountants             the meeting or any adjournment
of the Corporation for 2001.               thereof.

FOR    AGAINST ABSTAIN


____    ____    ____          Please complete, date, sign and mail this Proxy
                              promptly in the enclosed envelope. No postage is required for mailing in the United States.

                              Dated ____________________________________,2001

                              _______________________________________________
                                             Signature(s)

                              _______________________________________________
                                             Signature(s)


                              IMPORTANT: Please date the Proxy and sign exactly as your name appears in the Proxy. If shares are held by joint tenants, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                             FOLD AND DETACH HERE


Dear Stockholder(s):

Enclosed you will find material relating to the Corporation's 2001 annual Meeting of Stockholders. The Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

IMCO Recycling Inc.